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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-36881 and 333-32045) of our reports dated April 7, 1997, except as to the information presented in Note 22 to the consolidated financial statements, for which the date is January 26, 2000 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement disclosed in Note 22), on our audit of the consolidated statements of operations, shareholders' equity and cash flows and consolidated financial statement schedules of PICO Holdings, Inc. for the year ended December 31, 1996 which report is included in this annual report on Form 10-K/A.



                                        PricewaterhouseCoopers LLP

San Diego, California
January 26, 2000



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